UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Vion Pharmaceuticals, Inc.
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4 Science Park
New Haven, Connecticut 06511
(203) 498-4210

Dear Fellow Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Vion Pharmaceuticals, Inc., which will be held at 9:30 a.m., local time, on Wednesday, December 10, 2008 at the offices of Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511. This year you are being asked to: (i) elect seven directors; (ii) approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the authorized shares of common stock from 30,000,000 shares to 60,000,000 shares; and (iii) ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2008. Whether or not you plan to attend the annual meeting, it is important that your shares be represented. Accordingly, we request that you promptly register your vote on the Internet or by telephone by following the instructions on the enclosed proxy card, or that you complete, sign, date and return the proxy card in the envelope provided.

If you vote via the Internet, I urge you to choose to receive an e-mail notice when proxy statements and annual reports for future meetings are available for viewing over the Internet. By doing so, you will reduce paper mailings, help the environment and lower expenses paid by the Company.

Thank you for your continued support.

Very truly yours,

Alan Kessman
Chief Executive Officer

November 6, 2008
New Haven, Connecticut

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

TO BE HELD ON DECEMBER 10, 2008

The 2008 Annual Meeting of Stockholders of Vion Pharmaceuticals, Inc. will be held at 9:30 a.m., local time, on Wednesday, December 10, 2008 at the offices of Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511. The purpose of the annual meeting is:

1.	To elect seven directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the authorized shares of common stock from 30,000,000 shares to 60,000,000 shares;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2008; and

4.	To transact other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our board of directors knows of no other business to be transacted at the annual meeting.

Stockholders of record of the Company’s common stock at the close of business on October 17, 2008 are entitled to vote at the meeting or any adjournment or postponement of the meeting. Stockholders are requested to promptly register their vote on the Internet or by telephone by following the instructions on the enclosed proxy card, or to complete, sign, date and return the proxy card in the envelope provided. Stockholders may revoke their proxy and change their vote by signing another proxy card with a later date and returning it before the polls close at the annual meeting, or by voting in person at the annual meeting. However, if you hold your shares in a brokerage account, you must obtain a proxy, executed in your favor, from your broker (the holder of record) to be able to vote at the annual meeting.

Please note that if you plan to attend the meeting, attendance may be limited to stockholders as of the record date only. Each stockholder may be asked to present valid picture identification prior to being admitted to the meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

On behalf of the Board of Directors

Karen Schmedlin
Secretary

November 6, 2008
New Haven, Connecticut

VION PHARMACEUTICALS, INC.
4 Science Park
New Haven, Connecticut 06511

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

We are soliciting the enclosed proxy on behalf of the Board of Directors of Vion Pharmaceuticals, Inc. (“we,” “us,” “Vion” or the “Company”) for use at the annual meeting of stockholders to be held on December 10, 2008, at 9:30 a.m. local time, or at any adjournment or postponement of the annual meeting. The purpose of the annual meeting and the matters to be acted upon are described in the accompanying Notice of Annual Meeting of Stockholders that we are sending to you along with this proxy. The annual meeting will be held at the offices of Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511. We intend to mail this proxy statement, the accompanying proxy card and our Annual Report on or about November 17, 2008 to all stockholders entitled to vote at the annual meeting.

We will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card, the Annual Report to Stockholders and any additional information that we furnish to you. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians who hold in their names shares of our common stock which are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse persons who represent beneficial owners of our common stock for their costs of forwarding such solicitation materials. We may supplement the original solicitation of proxies by mail, telephone, electronic mail or personal solicitation by our directors, officers or other employees. We will not pay additional compensation to our directors, officers or other employees for these services. We have engaged the firm of Georgeson Inc. to assist us in the distribution and solicitation of proxies and have agreed to pay Georgeson Inc. a fee of approximately $6,000, plus expenses, for its services.

Voting Information; Revocability of Proxy

Stockholders who were holders of record of our common stock at the close of business on October 17, 2008, the record date for the meeting, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Each outstanding share of common stock is entitled to one vote on each matter presented at the meeting. On October 17, 2008 there were 8,008,847 shares of our common stock outstanding and entitled to vote. One or more inspectors of election, duly appointed for that purpose, will count and tabulate the votes cast and report the results of the votes at the meeting to our management. Your vote at the meeting will not be disclosed except as needed to permit the inspector to tabulate and certify the votes, or as is required by law.

A majority of our outstanding shares of common stock entitled to vote must be present in person or represented by proxy for us to hold the annual meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. If you hold shares through an account with a bank or broker, the bank or broker may vote your shares on some routine matters even if you do not provide voting instructions. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. Stockholders have no dissenters’ or appraisal rights in connection with the proposals to be presented at the meeting.

You are invited to the annual meeting to vote on the proposals, but you need not attend in person in order to vote. You may instead follow the instructions on the enclosed proxy card to vote by telephone or on the Internet, or you may complete, sign, date and return the proxy card in the envelope provided. Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on December 9, 2008. By doing so, you are authorizing each of Alan Kessman and Karen Schmedlin to vote your shares at the annual meeting as you have instructed. If you return your proxy card by mail and fail to indicate your voting preference or a proposal comes up for a vote at the annual meeting as to which there is no specific direction on the proxy card, Mr. Kessman and Ms. Schmedlin will vote your shares in favor of Proposals No. 1, 2 and 3, and according to their best judgment with regard to any other matters that may properly come before the meeting. You may revoke your proxy and change your vote by signing another proxy card with a later date and returning it before the polls close for the annual meeting, or by voting in person at the meeting. However, if you hold your shares in a brokerage account, you must obtain a proxy, executed in your favor, from your broker (the holder of record) to be able to vote at the meeting.

Meeting Attendance

Please note that if you plan to attend the meeting, attendance may be limited to stockholders as of the record date, or their duly appointed proxies, only. Each stockholder may be asked to present valid picture identification prior to being admitted to the meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of October 1, 2008 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the “SEC”)) of our Common Stock by: (i) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (ii) each of our current directors and each nominee for director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all of our current directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed and the address of each beneficial owner is c/o Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511. On February 20, 2008, we effected a one-for-ten reverse split of all outstanding shares of our common stock and a corresponding decrease in the number of shares of authorized common stock. All share amounts, per share amounts and common stock prices included in this Proxy Statement are provided on a post-reverse stock split basis. Applicable percentage of ownership as of October 1, 2008 is based upon 8,008,847 shares of common stock outstanding.

	Number of	Percent of
	Shares	Outstanding
	Beneficially	Shares of
Directors and Officers	Owned	Common Stock

George Bickerstaff	10,553(1)	*
Stephen K. Carter, M.D.	10,625(2)	*
William R. Miller	40,812(3)	*
Kevin Rakin	6,099(4)	*
Alan C. Sartorelli, Ph.D.	54,220(5)	*
Ian Williams, D. Phil	5,099(4)	*
Gary K. Willis	10,553(1)	*
Ann Lee Cahill	85,822(6,10)	1.1%
William Hahne, M.D.	20,000(10)	*
Howard B. Johnson	141,594(7,10)	1.8%
Alan Kessman	340,543(8,10)	4.2%
Ivan King, Ph.D.	79,506(9,10)	1.0%
All directors and executive officers as a group (14 persons)	857,339(11)	10.3%
Other Beneficial Owners
Bruce & Co., Inc.
20 N. Wacker Drive
Suite 2414
Chicago, IL 60606	629,076(12)	7.3%
QVT Financial LP
QVT Financial GP LLC
QVT Associates GP LLC
1177 Avenues of the Americas, 9th Floor
New York, NY 10036
QVT Fund LP
Walkers SPV, Walkers House
P.O. Box 908GT
Mary Street
George Town, Grand Cayman, Cayman Islands	428,891(13)	5.1%

*	Less than one percent

(1)	Includes 2,000 shares issuable upon exercise of options.

(2)	Includes 8,202 shares issuable upon exercise of options. As previously announced, Dr. Carter informed Vion on March 28, 2008 that he would not stand for reelection to the Board of Directors at the 2008 Annual Meeting of Stockholders.

(3)	Includes 7,971 shares issuable upon exercise of options.

(4)	Includes restricted shares of our common stock that are not vested as of October 1, 2008 as follows:

•	On June 28, 2006, Dr. Williams received an initial grant following his appointment to our Board of Directors of 3,470 shares of restricted stock; and

•	On January 15, 2007, Mr. Rakin received an initial grant following his appointment to our Board of Directors of 3,470 shares of restricted stock.

Initial director grants will vest (i) in three equal annual installments on the anniversary of the date of grant; or (ii) upon a Change of Control, as defined in our 2005 Stock Incentive Plan.

(5)	Includes 19,087 shares beneficially owned by Dr. Sartorelli’s wife, as to which Dr. Sartorelli disclaims beneficial ownership. Also includes 10,648 shares issuable upon exercise of options.

(6)	Includes 13,750 shares issuable upon exercise of options.

(7)	Includes 55,748 shares issuable upon exercise of options.

(8)	Includes 1,275 shares held by a family trust of which Mr. Kessman is a controlling member. Also includes 154,291 shares issuable upon exercise of options.

(9)	Includes 33,233 shares issuable upon exercise of options.

(10)	Includes restricted shares of our common stock that are not vested as of October 1, 2008 as follows:

•	On January 5, 2006, Mr. Johnson, Mr. Kessman, Dr. King and Ms. Cahill were granted 22,166 shares, 46,666 shares, 13,888 shares and 18,666 shares of restricted stock, respectively, for their performance in 2005;

•	On December 13, 2006, Mr. Johnson, Mr. Kessman, Dr. King and Ms. Cahill were granted 57,000 shares, 120,000 shares, 27,777 shares and 48,000 shares of restricted stock, respectively, for their performance in 2006;

•	On March 12, 2007, Mr. Johnson, Mr. Kessman, Dr. King, and Ms. Cahill were granted 5,000 shares, 12,000 shares, 3,500 shares and 5,000 shares of restricted stock, respectively; and

•	On April 1, 2008, Dr. Hahne was granted 20,000 shares of restricted stock.

Shares granted in 2006 will vest upon the earliest of (i) December 31, 2008; (ii) the approval of an NDA to market laromustine (Cloretazine® , VNP40101M); or (iii) the occurrence of a Change of Control, as defined in our 2005 Stock Incentive Plan. Shares granted in 2007 will vest upon the earliest of (i) January 1, 2009; (ii) the approval of an NDA to market laromustine (Cloretazine® , VNP40101M); or (iii) the occurrence of a Change of Control, as defined in our 2005 Stock Incentive Plan. Shares granted in 2008 will vest upon the earliest of (i) 11 equal monthly increments on the first of the month beginning February 1, 2010 and ending December 1, 2010; (ii) the approval of an NDA to market laromustine (Cloretazine® , VNP40101M); or (iii) the occurrence of a Change of Control, as defined in our 2005 Stock Incentive Plan.

(11)	Includes 295,361 shares issuable upon exercise of options.

(12)	Based on data set forth in Schedule 13G filed with the SEC on February 15, 2008, 629,076 shares of common stock reported in such Schedule 13G are held by Bruce & Co., Inc., consisting of 40,630 shares of common stock, 528,646 shares of common stock underlying convertible senior notes and 59,800 shares of common stock underlying common stock purchase warrants. Bruce & Co., Inc. has sole dispositive and voting power over the shares in its capacity as the investment manager for Bruce Ford, Inc., a Maryland registered investment company, and other clients. Note, the numbers contained in Schedule 13G were given on a pre-reverse split basis; calculation of the numbers on a reverse split basis was performed by the Company.

(13)	Based on data set forth in an Amendment 1 to Schedule 13G filed with the SEC on February 12, 2008, of the 428,891 shares reported in such Schedule 13G: (i) 330,383 shares are beneficially owned by QVT Fund LP, consisting of 19,560 shares of common stock, 240,729 shares of common stock underlying convertible senior notes (the “Notes”), and 70,094 shares underlying common stock purchase warrants (the “Warrants”); (ii) 37,246 shares are beneficially owned by Quintessence Fund L.P., consisting of 2,205 shares of common stock, 27,135 shares of common stock underlying Notes, and 7,906 shares underlying Warrants; and (iii) 61,262 shares, consisting of 3,627 shares of common stock, 44,635 shares of common stock underlying Notes, and 13,000 shares underlying Warrants, are held in a separate discretionary account managed for Deutsche Bank AG (the ”“Separate Account””). QVT Financial LP is the investment manager for QVT Fund LP, Quintessence Fund L.P. and the Separate Account, and shares dispositive and voting power over the shares held by each of the QVT Fund LP, Quintessence Fund L.P. and the Separate Account. Accordingly, QVT Financial LP may be deemed to be the beneficial owner of an aggregate of 428,891 shares, consisting of the shares held by QVT Fund LP, Quintessence Fund L.P. and the Separate Account. QVT Financial GP LLC, as general partner of QVT Financial LP, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial LP. QVT Associates GP LLC, as general partner of QVT Fund LP and Quintessence Fund L.P., may be deemed to beneficially own the same number of shares of common stock reported by QVT Fund LP and Quintessence Fund L.P., and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 367,629 shares of common stock. Each of QVT Financial LP and QVT Financial GP LLC disclaims beneficial ownership of the shares of common stock beneficially owned by QVT Fund LP, Quintessence Fund L.P. and the Separate Account, except to the extent of any pecuniary interest therein. QVT Associates GP LLC disclaims beneficial ownership of the shares of common stock beneficially owned by QVT Fund LP and Quintessence Fund L.P., except to the extent of any pecuniary interest therein. Note, the numbers contained in an Amendment 1 to Schedule 13G were given on a pre-reverse split basis; calculation of the numbers on a reverse split basis was performed by the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than ten percent of our Common Stock are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of the forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2007 all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial owners of more than ten percent of our Common Stock were complied with except for one Form 4 for Ms. Aileen Ryan, our former Vice President, Regulatory Affairs, that was filed late.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the annual meeting, seven directors will be elected (constituting the entire Board of Directors). Each director is to hold office until the 2009 Annual Meeting of Stockholders or until a successor is elected and qualified. The persons named below have been nominated by the Board of Directors on recommendation of its Nominating and Governance Committee. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any circumstances likely to make any nominee unavailable for election.

The nominees for election to our Board of Directors are as follows:

Name	Age	Position

William R. Miller(1)	80	Director, Chairman
George Bickerstaff	53	Director
Alan Kessman	62	Chief Executive Officer and Director
Kevin Rakin(1,3)	48	Director
Alan C. Sartorelli, Ph.D.(2)	76	Director
Ian Williams, D. Phil.(2,3)	54	Director
Gary K. Willis(1,3)	63	Director

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Nominating and Governance Committee of the Board of Directors. Due to Dr. Carter’s departure from the Board, effective as of the annual meeting, there will be a vacancy on this Committee, which the Board expects to fill promptly following the meeting.

(3)	Member of the Compensation Committee of the Board of Directors.

William R. Miller has been Chairman of our Board since April 1995. From February 1995 until April 1995, Mr. Miller was Chairman of the Board of OncoRx, Inc., which merged into Vion (then known as MelaRx, Inc.) in April 1995. Mr. Miller is currently chairman of the board of MedaSorb Technologies, Inc., a medical device company. From 1964 until his retirement in 1991, Mr. Miller was employed by Bristol-Myers Squibb Company in various positions, including vice chairman of the board commencing in 1985.

George Bickerstaff has been a director since June 2005. Mr. Bickerstaff has been a managing director of CRT Capital Group LLC, an investment banking company, since June 2005. From October 2000 to May 2004, Mr. Bickerstaff held various positions with Novartis, including chief financial officer of Novartis Pharma AG. From 1998 to September 2000, Mr. Bickerstaff held senior finance and operating roles in venture-funded businesses and, prior to that, held various financial positions with the Dun and Bradstreet Corporation, including Chief Financial Officer of IMS Healthcare.

Alan Kessman has been our Chief Executive Officer since January 1999 and has served on our Board of Directors since October 1998. Mr. Kessman also served as our President from April 1999 to January 2004. Mr. Kessman is a partner of PS Capital LLC, an international investment and management advisor. From 1983 to 1998, Mr. Kessman was chairman, chief executive officer and president of Executone Information Systems, Inc., a developer and marketer of voice and data communications systems.

Kevin Rakin has been a director since January 2007. He is a director of Omrix Biopharmaceuticals, Inc., a biopharmaceutical company and Ipsogen S.A., a molecular diagnostics company. He has been chairman and chief executive officer of Advanced BioHealing, Inc., a regenerative medicine company, since February 2007. Mr. Rakin was previously an executive-in-residence at Canaan Partners from

January 2006 to February 2007. From August 2002 to October 2005, he was president and chief executive officer of Genaissance Pharmaceuticals, Inc., a biotechnology company he co-founded. Mr. Rakin also served as a member of the board of directors of Genaissance until it was acquired by Clinical Data, Inc. in October 2005. Mr. Rakin also serves on the board of directors of Connecticut United for Research Excellence (CURE), Connecticut’s Bioscience Cluster.

Alan C. Sartorelli, Ph.D. has been a director since 1995. Dr. Sartorelli has been an Alfred Gilman Professor of Pharmacology at Yale University School of Medicine since 1967 and Chairman of our Scientific Advisory Board since April 1995. Dr. Sartorelli was Chairman of the OncoRx, Inc. Scientific Advisory Board from May 1993 to April 1995 and director of Yale Comprehensive Cancer Center from 1984 to 1993.

Ian Williams, D. Phil. has been a director since June 2006. From 1981 until his retirement in 2004, he was employed at Pfizer, Inc. in various leadership positions in pharmaceutical research and development and strategic planning. He retired as Executive Director of the Strategic Management Group where he was responsible for worldwide strategy for Pfizer Research and Development. Dr. Williams now heads his own consulting company.

Gary K. Willis has been a director since June 2005. Mr. Willis is also a director of Rofin-Sinar Technologies and Plug Power Inc. From 1992 to 2000, Mr. Willis was chairman, president and chief executive officer of the Zygo Corporation, a developer and marketer of optical systems and components. From 1984 to 1990, Mr. Willis was chairman, president and chief executive officer of the Foxboro Company, a supplier of instruments, systems, and services for industrial process automation.

During the fiscal year ended December 31, 2007, the Board of Directors held 13 meetings. Each incumbent director attended at least 75% of the meetings of the Board of Directors, and of all committees of the Board of Directors on which he served, held during the time period he was a director of the Company except Mr. Bickerstaff. Mr. Bickerstaff attended all meetings of the Board of Directors and the committee of the Board of Directors on which he served except he recused himself from those Board meetings relating specifically to our private placement of 7.75% convertible senior notes and warrants in a private placement through CRT Capital Group LLC which he serves as a Managing Director.

The Board of Directors has a Compensation Committee, Audit Committee, and Nominating and Governance Committee to assist it in the discharge of its responsibilities. The charter for each of these committees is available on the Company’s website, www.vionpharm.com. The committees of the Board of Directors are comprised of non-employee directors.

The Compensation Committee of the Board of Directors administers our executive compensation policies and incentive compensation plans, including bonus, stock option, restricted stock and other equity grants. On January 15, 2007, upon the appointment of Mr. Rakin to our Board of Directors, the Board of Directors made membership changes to its various committees and as such the Compensation Committee now consists of Mr. Willis, as Chairman, Mr. Rakin and Dr. Williams. Prior to the January 15, 2007 change, the Compensation Committee consisted of Mr. Willis, as Chairman, Mr. Bickerstaff and Mr. Miller. The Compensation Committee held four meetings in 2007.

The functions of the Audit Committee and its activities during fiscal 2007 are described below under the heading “Report of the Audit Committee”. On January 15, 2007, upon the appointment of Mr. Rakin to our Board of Directors, the Board of Directors made membership changes to its various committees and as such the Audit Committee now consists of Mr. Rakin, as Chairman, Mr. Miller and Mr. Willis. Prior to the January 15, 2007 change, the Audit Committee consisted of Mr. Bickerstaff, as Chairman, Mr. Miller and Mr. Willis. The Audit Committee held five meetings in 2007.

Nominating and Governance Committee

The Nominating and Governance Committee was established for the purpose of assisting the Board in its selection of individuals as nominees for election to the Board at meetings of the

Company’s stockholders and/or to fill any vacancies or newly created directorships on the Board and assisting the Board in its oversight of the corporate governance of the Company.

On January 15, 2007, upon the appointment of Mr. Rakin to our Board of Directors, the Board of Directors made membership changes to its various committees and as such the Nominating and Governance Committee now consists of Dr. Williams, as Chairman, Dr. Carter and Mr. Willis. Prior to the January 15, 2007 change, the Nominating and Governance Committee was comprised of Mr. Miller, as Chairman, Dr. Carter and Mr. Willis. The Nominating and Governance Committee held four meetings in 2007. Though our stock is traded on the OTC Bulletin Board® (OTCBB), all members of the Nominating and Governance Committee are independent as currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The Nominating and Governance Committee uses a variety of methods to identify and evaluate nominees for election to the Board. Candidates may come to the attention of the Nominating and Governance Committee through members of our Board, professional search firms, stockholders and other interested parties. From time to time, the Nominating and Governance Committee engages consulting firms to perform searches for director candidates who meet the current needs of the Board. If a consulting firm is retained to assist in the search process for a director, a fee is typically paid to such firm.

The Nominating and Governance Committee believes that all candidates should have personal and professional integrity, experience with businesses and other organizations of comparable size or in related industries, a college or professional degree, demonstrated exceptional ability and judgment, and the ability to act in the best interests of our stockholders.

The Nominating and Governance Committee will consider nominations for directors from stockholders. A stockholder wishing to nominate an individual for election to the Board should send the nomination, together with a statement of the individual’s experience and qualifications and a signed consent of the individual to serve if nominated and elected, to our Nominating and Governance Committee Administrator, c/o Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

Nominations received by the Nominating and Governance Committee will be reviewed by the Chairman of the Nominating and Governance Committee to determine whether the candidate possesses director qualifications, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the Board and whether the candidate will be effective, together with the other nominees and directors, in serving the long-term interests of the Company and our stockholders.

If the candidate meets the requirements for a current vacancy on the Board, the submission materials are reviewed by the Nominating and Governance Committee. The process of reviewing and evaluating candidates submitted by stockholders is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.

Policy Regarding Director Attendance

The Company encourages members of its Board of Directors to attend annual stockholders meetings. All members of the Board of Directors attended the 2007 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

The Board will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Governance Committee will be primarily responsible for monitoring communications from stockholders and other interested parties and will provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to Chairman of the Nominating and Governance Committee, c/o Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

Report of the Audit Committee

The Board’s Audit Committee consists of three non-employee directors, Kevin Rakin, as Chairman, William R. Miller and Gary K. Willis, each of whom has been determined to be an “independent director” as that term is defined in the listing standards of the Nasdaq Stock Market. Pursuant to the Audit Committee’s amended and restated written charter as adopted by the Board of Directors (which is available on our website, www.vionpharm.com), the Audit Committee evaluates audit performance, manages the relationship with the Company’s independent accountants, assesses policies and procedures relating to internal controls and evaluates complaints regarding auditing and accounting matters. This report relates to the activities taken by the Audit Committee in carrying out such role for the past year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, which includes the Company’s systems for internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2007 and discussed the audited financial statements with management. The review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee held a private session with the Company’s independent auditors at which candid discussions of financial management, accounting and internal controls took place.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting and other matters.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Board of Directors, on recommendation of its Audit Committee, has selected Ernst & Young LLP as the Company’s independent auditors for fiscal year 2008 and will submit its decision for stockholder ratification at the annual meeting.

Submitted by the Audit Committee:

Kevin Rakin, Chairman
William R. Miller
Gary K. Willis

Audit Committee Financial Expert

Our Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. The Board of Directors has determined that all members of the Audit Committee are “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934. Our Board of Directors has determined that Mr. Bickerstaff, who served on its Audit Committee through January 15, 2007, and Mr. Rakin, who has served on its Audit Committee since January 15, 2007, qualify as “audit committee financial experts” (as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002).

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company during 2007 or was formerly an officer or employee of the Company. In addition, during 2007 no executive officer of the Company served as a member of another entity’s board of directors or as a member of the compensation committee of another entity (or other board committee performing equivalent functions) during 2007, which entity had an executive officer serving on the Board of Directors of the Company.

Compensation of Directors

We currently have seven non-employee directors that qualify for compensation under our director compensation plan. Non-employee directors receive annual cash compensation of $15,000, except for the chairman of the Board of Directors who receives $40,000 per annum, plus additional cash compensation, ranging from $500 to $1,500 per meeting, for meetings attended, and reimbursement of actual out-of-pocket expenses incurred in connection with attendance at meetings. In addition, the chairman of each committee of the board receives annual cash compensation of $5,000, except for the chairman of the audit committee who receives $10,000 per annum. Non-employee directors receive an initial restricted common stock award under our 2005 Stock Incentive Plan, such restricted common stock to vest in three equal annual installments on the grant anniversary, and annual restricted common stock awards upon re-election to the Board of Directors, such restricted common stock to vest on the first anniversary of the date of grant. The Company does not pay employee members of the board separately for their service on the board.

The following table sets forth total compensation of our non-employee directors for the fiscal year ended December 31, 2007.

	Fees Earned or
	Paid in Cash	Stock Awards(2)	Total
Name	($)	($)	($)

George Bickerstaff	$21,000	$13,673	$34,673
Stephen K. Carter, M.D.	$21,250	$13,673	$34,923
William R. Miller	$47,250	$13,673	$60,923
Kevin Rakin(1)	$36,250	$23,510	$59,760
Alan C. Sartorelli, Ph.D(3)	$22,750	$13,673	$36,423
Ian Williams, D. Phil.	$28,750	$22,932	$51,682
Gary K. Willis	$30,750	$13,673	$44,423

(1)	Mr. Rakin was appointed to our Board of Directors on January 15, 2007.

(2)	Represents the dollar amount recognized for financial reporting purposes for fiscal year 2007 in accordance with SFAS 123(R) for the fair value of restricted common stock awards. The awards for fiscal year 2007 include: (i) 3,470 restricted common shares with a January 15, 2007 grant date fair value of $48,580 that will vest in three equal annual installments on the anniversary of the date of grant awarded to Mr. Rakin; and (ii) 1,130 restricted common shares with a June 27, 2007 grant date fair value of $12,543 that vested on June 27, 2008 awarded to each of Mr. Bickerstaff, Dr. Carter, Mr. Miller, Mr. Rakin, Dr. Sartorelli, Dr. Williams and Mr. Willis. At December 31, 2007, the aggregate number of restricted common stock awards that have not vested was: (i) 1,130 shares for each of Mr. Bickerstaff, Dr. Carter, Mr. Miller, Dr. Sartorelli and Mr. Willis; (ii) 4,600 shares for Mr. Rakin; and (iii) 3,443 shares for Dr. Williams. At December 31, 2007, the aggregate number of shares of common stock underlying unexercised options (both exercisable and unexercisable) was: 2,000 for Mr. Bickerstaff; 8,205 for Dr. Carter; 8,722 for Mr. Miller; 12,150 for Dr. Sartorelli; and 2,000 for Mr. Willis. For information regarding our valuation of stock-based compensation, see “Critical Accounting Policies and Estimates — Stock-Based Compensation Expense” contained in Item 7 as well as Notes 2 and 7 to our Consolidated Financial Statements contained in Item 8 of our 2007 Annual Report on Form 10-K.

(3)	Excludes payments totaling $200,000 made in 2007 to Dr. Sartorelli’s laboratory at Yale University in connection with annual gifts to support research projects. See “Certain Relationships and Related Transactions” below.

Certain Relationships and Related Transactions

We license various compounds from Yale University (“Yale”), including laromustine (Cloretazine® , VNP40101M) and Triapine® , which were developed by the laboratory of Dr. Sartorelli, one of our directors, through research funded in part by our gifts. In March 2007, we made a gift of $200,000 to support research projects through March 31, 2008 at Dr. Sartorelli’s laboratory at Yale.

Mr. Bickerstaff, one of our directors, is a principal of CRT Capital Group LLC (“CRT”), which was the initial purchaser of our 7.75% convertible senior notes and warrants in a private placement in February 2007. CRT received a purchase discount of $3.6 million which represented 6% of the $60 million principal amount of the notes.

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based on this review, the Board has determined that all of the directors are “independent directors” as defined by the Nasdaq Stock Market® , except Mr. Kessman, our Chief Executive Officer, and Mr. Bickerstaff, who is not independent by virtue of his relationship with CRT and the transaction described in the immediately preceding paragraph. Neither Mr. Kessman nor Mr. Bickerstaff serves on any committee of our Board of Directors.

Vote Required

The seven nominees who receive the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. Abstentions and withheld votes have no effect on the vote.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 1 — ELECTION OF DIRECTORS” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

MANAGEMENT

Executive Officers of the Company

Our executive officers and their respective ages and positions with the Company are as follows:

Name	Age	Position

Alan Kessman	62	Chief Executive Officer and Director
Howard B. Johnson	49	President and Chief Financial Officer
Ann Lee Cahill	47	Vice President, Clinical Development
William F. Hahne, M.D.	55	Vice President, Medical
Ivan King, Ph.D.	53	Vice President, Research and Development
Karen Schmedlin	45	Vice President, Finance, Chief Accounting Officer and Secretary
James Tanguay, Ph.D.	47	Vice President, Chemistry, Manufacturing and Controls

Alan Kessman has been our Chief Executive Officer since January 1999 and has served on our Board of Directors since October 1998. Mr. Kessman also served as our President from April 1999 to January 2004. Mr. Kessman is a partner of PS Capital LLC, an international investment and management advisor. From 1983 to 1998, Mr. Kessman was chairman, chief executive officer and president of Executone Information Systems, Inc., a developer and marketer of voice and data communications systems.

Howard B. Johnson has been our President since January 2004 and our Chief Financial Officer since March 2002. Mr. Johnson was a vice president and a consultant for Nutrition 21, Inc., a nutriceutical company, from November 2001 until March 2002. From May 1999 until February 2001, Mr. Johnson was chief financial officer of IBS Interactive, Inc. (now Digital Fusion, Inc.), an information technology services company. Mr. Johnson founded and from 1996 to 1999 was chairman and chief executive officer of MedWorks Corporation, a privately held medical device company. From 1983 to 1993, Mr. Johnson was an investment banker at PaineWebber Group, Inc.

Ann Lee Cahill has been our Vice President, Clinical Development since October 2004. Ms. Cahill was our Senior Director of Clinical Affairs from October 2003 to October 2004 and Director of Clinical Affairs from January 2002 to October 2003. From 1997 to 2002, Ms. Cahill was a member of the project management group of Schering-Plough Corporation, including leadership roles in clinical affairs for hepatitis and medical oncology. From 1985 to 1997, Ms. Cahill was a physician associate in a medical oncology practice.

William Hahne, M.D. has been our Vice President, Medical since February 2008. Dr. Hahne was vice president, clinical development, and then vice president of clinical development and medical affairs of Celsion Corporation from January 2006 to December 2007. From 2003 to 2005, Dr. Hahne was vice president of clinical development for CuraGen Corporation. From 1986 to 2002, Dr. Hahne worked in various positions in medical affairs for Glaxo Inc., Merrell Dow Research Institute, Marion Merrell Dow, Hoechst Marion Rousel, and Eisai, Inc. Dr. Hahne received his medical degree from Cornell University Medical College and conducted his residency in general surgery at Emory University Affiliated Hospitals in Atlanta, Georgia.

Ivan King, Ph.D. has been our Vice President, Research and Development since January 2004. Dr. King was our Vice President of Research from July 1998 to January 2004, Senior Director of Biology from April 1997 to July 1998 and Director of Biology from October 1995 to April 1997. From 1990 to 1995, Dr. King was a section leader in the department of tumor biology at Schering-Plough Research Institute in charge of the cell biology and in vivo biology groups where he was responsible for identifying targets, developing high throughput assays, evaluating in vitro and in vivo activities of drug candidates and recommending candidates for clinical development. Dr. King’s first industrial position was as a senior research scientist at Bristol-Myers Squibb Company.

Karen Schmedlin has been our Vice President, Finance and Chief Accounting Officer since March 2006 and our Secretary since April 2001. Ms. Schmedlin was our Controller from October 2000 to March 2006. From 1990 to 2000, Ms. Schmedlin held various finance and marketing positions at Executone Information Systems, Inc., a developer and marketer of voice and data communications systems, including director of marketing operations, division controller and manager of financial reporting. From 1984 to 1990, Ms. Schmedlin was an auditor with Arthur Andersen & Co.

James Tanguay, Ph.D. has been our Vice President, Chemistry, Manufacturing and Controls since April 2007. From October 2003 to April 2007, Dr. Tanguay was vice president, technical operations at Kos Pharmaceuticals, acquired by Abbott Laboratories in 2006. In that capacity, he was responsible for strategic planning and administration of all domestic and international commercial manufacturing, testing and distribution. Dr. Tanguay started at Kos Pharmaceuticals in 1996, and held several positions in quality control and analytical sciences while rising to his final position in senior management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program for our Chief Executive Officer, our President and Chief Financial Officer, and our three other most highly compensated executive officers, whom we collectively refer to as our named executive officers, consists of (i) base salary and (ii) incentive compensation in the form of non-equity incentive compensation bonus awards tied to the achievement of corporate objectives and equity-based incentive compensation awards under the Vion 2005 Stock Incentive Plan. Our executive compensation program has historically included and continues to include very few perquisites. The Company’s Compensation Committee is responsible for reviewing and approving the compensation paid by us to the named executive officers.

In 2005, the Compensation Committee retained Buck Consultants, Inc. (f/k/a Mellon Consultants, LLC), an executive compensation consulting firm, to assist it in conducting an evaluation of our compensation arrangements for our senior executives, including our named executive officers, with the goal of designing our compensation arrangements to be competitive with those offered by similarly situated public companies in the pharmaceutical development industry. Our current compensation program reflects in large part the recommendations of Buck Consultants, Inc. including, in particular, our emphasis on the use of incentive-based compensation to reward the named executive officers and members of senior management for contributions to the achievement of the Company’s business, research and product development objectives, and our use of stock-based awards under our 2005 Stock Incentive Plan to provide an additional incentive for our officers and employees, including our named executive officers, and the vesting schedules we established for such awards.

Prior to the adoption of our 2005 Stock Incentive Plan, we issued options to purchase our common stock to our named executive officers and others under our 2003 Stock Option Plan, which was, together with all of our previous option plans, superseded by our 2005 Stock Incentive Plan. Our last option grant to our named executive officers under the 2003 Stock Option Plan was on December 8, 2004. To date, we have not granted any options under the 2005 Stock Incentive Plan, though we have granted restricted stock under that plan and are permitted to grant options and other stock-based awards under that plan.

Compensation Objectives

The Compensation Committee’s philosophy is to establish executive compensation policies linked to the creation of shareholder value. Our compensation program is designed to:

•	Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size and at a comparable stage of development within our industry;

•	Align the interests of the executive officers with those of the stockholders with respect to short-term operating goals and long-term increases in the value of our common stock;

•	Reward executive officers for the achievement of short-term goals and for the enhancement of the long-term value of the Company; and

•	Provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

These objectives serve as the guiding principles for all the decisions the Compensation Committee makes with respect to the amount and type of compensation payable to our named executive officers.

Components of Compensation

Elements of Executive Compensation.  Except with respect to the non-equity (i.e., cash) incentive compensation bonus percentage targets set for each named executive officer as described below, the Compensation Committee does not have a specific mix of compensation components that it tries to achieve, but the intent is to make each component of total direct compensation (including base salary, annual cash bonus incentive, and long-term equity incentives) competitive with other companies of similar size and stage of development operating in our industry, while taking into account our relative performance and our own strategic goals. In making determinations on the mix and amount of executive compensation, the Compensation Committee reviews all components of the executive’s compensation, including base salary, annual cash bonuses, equity-based compensation and any other form of compensation received from the Company to ensure such compensation meets the goals of the program. As we have done in the past, in setting compensation for the year ended December 31, 2007, we used the Radford Biotechnology Survey as a basis for comparison of compensation. The Compensation Committee’s philosophy, in general, has been to set base salary and bonus levels between the 50th and 75th percentiles of compensation as reported in the Radford Biotechnology Survey. The primary components of compensation paid by the Company to its executive officers and senior management personnel, and the relationship of such components of compensation to the Company’s performance, are discussed below:

Base Salary.  The base salaries for the Company’s named executive officers for the year ended December 31, 2007 were established in December 2006. The Compensation Committee approved salary increases for 2007 for Mr. Kessman, Mr. Johnson, Ms. Cahill, Ms. Fitzgerald and Dr. King of 4%, 4%, 5%, 10% and 3%, respectively. Adjustments to base salaries are generally determined based upon a number of factors, including the Company’s performance (to the extent such can fairly be attributed or related to each executive’s performance), as well as the nature of each executive’s responsibilities, capabilities and contributions, and whether their salary fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Compensation Committee considered each of these factors but did not assign a specific value to each factor in raising base salaries for 2007. The Compensation Committee believes that base salaries for the Company’s named executive officers have historically been reasonable in relation to the Company’s size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company’s industry. While the 2007 salary increases generally reflected the increased cost of living, Ms. Fitzgerald’s increase reflected her performance in relation to expected responsibilities and results at the time of her hiring in January 2006. The Compensation Committee considered, in particular, Ms. Fitzgerald’s efforts and success in pre-commercialization marketing activities for the Company’s lead product candidate, laromustine (Cloretazine® ,VNP40101M).

Incentive Compensation.  At the beginning of each year, Mr. Kessman, our Chief Executive Officer, recommends, and the Compensation Committee considers, adjusts and adopts, performance criteria for the Company’s executive officers on which to base non-equity bonus compensation for the year. For 2007, the Compensation Committee adopted performance targets tied to corporate, clinical, research and development, commercial, regulatory, administrative and financial goals. In 2007, these goals were particularly focused on accruing patients to, and completing clinical trials of our lead product candidate, laromustine (Cloretazine® ,VNP40101M). We generally do not adjust or alter these criteria after they have been adopted, however, during 2008 we did adjust the criteria to incentivize and retain our employees as we proceed with the new drug application process for laromustine (Cloretazine® ,VNP40101M). See “Developments in 2008 relating to Executive Compensation” for a description of our new arrangements. With the assistance of Mr. Kessman, the Compensation Committee determined the 2007 level of corporate attainment resulting in the following annual non-equity incentive compensation bonus payments. The targeted cash bonus to be paid based upon the achievement of all of the performance criteria will generally be between 25% and 50% of the named executive officer’s salary, as shown in the table below, with the actual amount paid as a non-equity incentive compensation cash bonus being such maximum amount prorated to reflect attainment of the performance targets. In 2007, the targets were only achieved in part as our Phase III trial of laromustine (Cloretazine® ,VNP40101M) in combination with cytarabine in relapsed AML was placed on clinical hold by the FDA.

	Target	Non-Equity
	Percentage of	Incentive
Name	Base Salary	Compensation Paid

Alan Kessman	50%	$—	(1)
Howard B. Johnson	30%	$38,325
Ann Lee Cahill	25%	$27,059
Meghan Fitzgerald(2)	25%	$13,287
Ivan King, Ph.D.	25%	$26,543

(1)	Mr. Kessman’s bonus of $98,568 for fiscal 2007 has been deferred in order to preserve cash.

(2)	Ms. Fitzgerald, our former vice president and chief business officer, resigned effective April 4, 2008.

Though the Compensation Committee awarded Mr. Kessman, our Chief Executive Officer, a cash bonus of $98,568 for 2007 (reflecting the level of attainment of target criteria and his bonus target of 50% of base salary), at Mr. Kessman’s instigation the payment of his bonus has been deferred in order to preserve cash which he and the Compensation Committee believe to be in the best interests of the Company and its stockholders. Accordingly, on February 13, 2008, the employment agreement with Mr. Kessman was amended to provide that the payment of the $98,568 bonus for the 2007 fiscal year would be deferred until the earliest to occur of (i) a “change of control of the Company” (as defined in the employment agreement), (ii) termination of Mr. Kessman’s employment for Good Reason (as defined in the employment agreement), (iii) the receipt of NDA approval to market laromustine (Cloretazine® ,VNP40101M), (iv) the consummation of a debt or equity financing with primarily unaffiliated third parties in which Vion receives gross proceeds in an amount deemed to be adequate as determined by the Board in its sole discretion, and (v) such other time as is determined by the Board.

Restricted Stock.  Our 2005 Stock Incentive Plan allows the Board of Directors or the Compensation Committee to grant stock-based awards of our common stock to executive officers and employees. Under the terms of the 2005 Stock Incentive Plan, the Board of Directors and the Compensation Committee have authority to select the executive officers and employees who will be granted stock-based awards and to determine the timing, pricing and number of shares of stock to be awarded. The only form of long-term incentive award that the Compensation Committee has granted to our named executive officers in 2007 consists of restricted shares of our common stock. The Compensation Committee believes strongly that equity-based incentive awards are an integral part of total compensation for our named executive officers each of whom has significant responsibility for the Company’s long-term results. The restricted stock provides an effective means of delivering incentive compensation while fostering stock ownership on the part of management. The restricted stock awards include vesting criteria that focus on rewarding executive officers when stockholders have likely also benefited from increases in the value of the Company and its common stock. This process serves to align the interests of named executive officers with those of stockholders. The Compensation Committee also believes that restricted stock awards motivate the named executive officers’ commitments to and successful execution of productivity, innovation, growth and business objectives aligned with shareholders’ interests. The Compensation Committee has also determined that granting certain of our named executive officers restricted stock was more attractive to executives than granting stock options because, unlike stock options, there is no money required to exercise them, and, though subject to restrictions, these awards allow the Company to issue all the shares on a current basis.

With the exception of significant promotions, new hires and/or certain special adjustments and/or circumstances, we generally make restricted stock awards at a meeting of the Compensation Committee held at the end of our fiscal year or shortly thereafter. This timing was selected because it enables us to consider the current fiscal year performance of the Company and the participants as well as the Compensation Committee’s expectations for the coming year. The Compensation Committee’s schedule is determined in advance at the beginning of each fiscal year, subject to adjustment, thus the proximity of any awards to earnings announcements or other market events is coincidental. No shares of restricted stock were granted to our executive officers, including our named executive officers, at the end of fiscal 2007. That is because on December 13, 2006, the Compensation Committee approved the award of an aggregate of 324,111 shares of restricted stock to our executive officers, for their 2006 performance, which represented a significant increase over the grant of 125,722 shares of restricted stock to our executive officers in January 2006, for their 2005 performance, and the Compensation Committee took the magnitude of the 2006 awards into account in determining not to make any awards at the end of 2007. The significant increase in the 2006 grants over the 2005 grants resulted from the Compensation Committee’s determination to award larger restricted stock awards with the aim of increasing employee ownership of the Company and providing added incentive to certain employees.

Accounting and Tax Treatment

The accounting treatment of our compensation plans is not a significant factor in how we design our executive compensation plans. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to named executive officers, excluding performance-based compensation. Through December 31, 2007, we have not paid compensation to any of our named executive officers in excess of $1,000,000, thus Section 162(m) has not limited our ability to deduct executive compensation, however the Compensation Committee will continue to monitor the potential impact of this provision on our ability to deduct executive compensation.

Perquisites; Other Compensation

We annually review any perquisites that our Chief Executive Officer and the other named executive officers may receive. In general, we do not provide our executives with many of the types of perquisites that other companies offer their executives, such as club memberships or vehicle allowances. In addition to the equity and non-equity incentive compensation described above, we provide our named executive officers with the same benefit package available to all of our salaried employees. This package includes:

•	Cafeteria plan — health and dental insurance, life insurance, disability insurance and long term care coverage (portion of costs), flexible spending pre-tax reimbursement plans for health and dependent care;

•	Participation in 401k plan, including matching contribution, and employee stock purchase plan which allows purchase of our stock at a 15% discount; and

•	Tuition reimbursement.

The named executive officers are entitled to severance in various circumstances upon a change in control as described below under “— Potential Payments Upon Termination or Change in Control.” In addition, we provide assistance with tax planning and compliance of up to $6,000 per annum for our Chief Executive Officer and $600 per annum for each of the other named executive officers. We have also agreed to reimburse Mr. Johnson for his commuting expenses. Pursuant to the terms of his employment agreement, we pay life and disability insurance policy premiums for Mr. Kessman.

Stock Ownership Guidelines

Though the Compensation Committee seeks to align shareholder and management interests through restricted stock awards, the Company does not have specific established stock ownership guidelines for any of its officers.

The foregoing discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers during the year ended December 31, 2007. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

COMPENSATION COMMITTEE

Gary K. Willis (Chair)
Kevin Rakin
Ian Williams, D. Phil

Summary Compensation Table

The following table sets forth information relating to total compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during the two fiscal years ended December 31, 2007:

						Non-Equity
				Stock	Option	Incentive Plan	All Other	Total
Name and		Salary(2)	Bonus(3)	Awards(4)	Awards(5)	Compensation(6)	Compensation	Compensation
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Alan Kessman	2007	$458,988	—	$1,131,830	—	—	$24,020 (7)	$1,614,838
— Chief Executive	2006	$445,619	—	$310,462	—	$95,000	$30,167	$881,248
Officer(1)
Howard B. Johnson	2007	$297,440	—	$532,210	$75,458	$38,325	$219	$943,652
— President and	2006	$286,000	—	$147,470	$175,798	$61,150	$11,433	$681,851
Chief Financial Officer
Ann Lee Cahill	2007	$252,000	—	$454,277	$75,787	$27,059	$1,129	$810,252
— Vice President,	2006	$240,000	—	$124,185	$81,008	$52,000	$1,486	$498,679
Clinical Development
Meghan Fitzgerald(8)	2007	$247,500	—	$355,109	—	$26,575	$1,153	$630,337
— Vice President,	2006	$219,452	—	$147,872	—	$48,000	$1,182	$416,506
Chief Business Officer
Ivan King, Ph.D.	2007	$247,200	—	$283,731	$37,729	$26,543	$1,204	$596,407
— Vice President,	2006	$240,000	—	$88,019	$57,268	$42,762	$1,886	$429,935
Research and Development

(1)	We are a party to an employment agreement with Mr. Kessman, described below.

(2)	Includes amounts earned but deferred at the election of the named executive officer under the Company’s qualified 401(k) Plan.

(3)	Cash bonuses to named executive officers are paid under an incentive plan and therefore are reported in the column “Non-Equity Incentive Plan Compensation.”

(4)	Reflects compensation expense for all restricted common stock awards recognized for financial reporting purposes under SFAS 123(R) for fiscal year 2007 based on grant-date fair values ranging from $13.80 to $19.20. The current fair market value of such unvested restricted stock awards to each of Mr. Kessman, Mr. Johnson, Ms. Cahill and Dr. King was $62,533, $29,458, $25,083 and $15,808,

respectively, based on our closing stock price on October 20, 2008 of $0.35. Ms. Fitzgerald’s unvested restricted stock awards were cancelled and the related stock-based compensation expense was reversed in 2008 as the conditions for vesting were not met. See the “Outstanding Equity Awards at Fiscal Year-End” table for a description of restricted stock awards. For information regarding our valuation of stock-based compensation, see “Critical Accounting Policies and Estimates — Stock-Based Compensation Expense” contained in Item 7 as well as Notes 2 and 7 to our Consolidated Financial Statements contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	Reflects compensation expense for all stock option awards recognized for financial reporting purposes (exclusive of any assumptions for forfeitures) under SFAS 123(R) for fiscal year 2007. The fair values of the stock options awards were calculated using a Black-Scholes option valuation model with the assumptions listed below.

	Risk-Free	Expected	Expected	Dividend	Exercise
Grant Date	Interest Rate	Life	Volatility	Yield	Price

10/15/2004	3.67%	5.96 years	69%	0%	$43.10
12/8/2004	3.67%	5.96 years	69%	0%	$47.00

The exercise prices for all outstanding stock option awards to our named executive officers currently exceed the fair market value of our common stock based on our closing stock price on October 20, 2008 of $0.35. For information regarding our methodologies used to determine these assumptions, see Note 7 to our Consolidated Financial Statements contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007.

(6)	The amounts shown in the column were earned in the fiscal year shown and paid in the following fiscal year pursuant to non-equity incentive plan compensation arrangements with our named executive officers and, in the case of our Chief Executive Officer, set forth in an employment agreement. Though the Compensation Committee awarded Mr. Kessman a non-equity bonus of $98,568 for 2007 (reflecting the level of attainment of target criteria and his 50% bonus target), at Mr. Kessman’s instigation the payment of his bonus has been deferred, and as such is not reflected in this column, in order to preserve cash which he and the Compensation Committee believed to be in the best interests of the Company and its stockholders.

(7)	Includes premiums on life and disability insurance of $23,020 and matching contribution of $1,000 to the Company’s 401(k) plan.

(8)	Ms. Fitzgerald, our former vice president and chief business officer, resigned effective April 4, 2008.

We entered into an employment agreement effective January 1, 2004 with Alan Kessman, our Chief Executive Officer which has been amended, most recently on June 23, 2008. The termination date of Mr. Kessman’s extended employment agreement is December 31, 2009. Pursuant to this agreement, Mr. Kessman receives a minimum base salary of $412,000 per year and is eligible for a bonus of up to 50% of his base salary based on the achievement of specified objectives. In addition, we pay for his personal insurance policies.

We do not have formal employment agreements with any of our named executive officers except Mr. Kessman; however, base pay, equity and non-equity incentive compensation arrangements, and other arrangements are set forth in offer letters provided to each of our named executive officers as of the date of hire or promotion. Since the date of these offer letters, the compensation paid to each of these executives has been increased.

See also “Developments in 2008 relating to Executive Compensation” for a description of our retention arrangement affecting the named executive officers.

Grants of Plan-Based Awards

Our Compensation Committee approved awards of restricted common stock under our 2005 Stock Incentive Plan to our named executive officers as set forth in the table below during the year ended December 31, 2007.

		Estimated Future Payouts
		under Equity Incentive
		Plan Awards			Grant Date
		Threshold	Target	Maximum	Fair Value of
Name	Grant Date	(#)	(#)	(#)	Stock Award

Alan Kessman	3/12/2007	—	12,000	—	$204,000
Howard B. Johnson	3/12/2007	—	5,000	—	$85,000
Ann Lee Cahill	3/12/2007	—	5,000	—	$85,000
Meghan Fitzgerald(1)	3/12/2007	—	3,500	—	$59,500
Ivan King, Ph.D.	3/12/2007	—	3,500	—	$59,500

(1)	Ms. Fitzgerald, our former vice president and chief business officer, resigned effective April 4, 2008. As such, Ms. Fitzgerald’s stock awards shown in the table above were cancelled and the related stock-based compensation expense was reversed in 2008 as the conditions for vesting were not met.

Our 2005 Stock Incentive Plan is administered by our Compensation Committee. The objectives of the plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success. As of December 31, 2007, there were 1,054,956 shares of common stock authorized for awards under the plan. As of December 31, 2007, there were 387,028 shares of common stock available for grant under the plan.

The term of the 2007 restricted common stock award to each of the named executive officers is ten years from the date of the grant. The awards will vest upon the earliest of (i) January 1, 2009; (ii) the approval of an NDA to market laromustine (Cloretazine® ,VNP40101M); or (iii) the occurrence of a Change of Control, as defined in our 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan requires that the recipient of an award be continuously employed or otherwise provide service to us through the vesting date of the award. Failure to be continuously employed or in another service relationship generally results in the forfeiture of stock not vested at the time the employment or other service relationship ends.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity award holdings held by our named executive officers at December 31, 2007.

	Option Awards					Stock Awards
							Equity
							Incentive
						Equity	Plan Awards:
						Incentive	Market or
						Plan Awards:	Payout
						Number of	Value of
	Number of	Number of				Unearned	Unearned
	Securities	Securities				Shares,	Shares,
	Underlying	Underlying				Units or	Units or
	Unexercised	Unexercised		Option		Other Rights	Other Rights
	Options	Options		Exercise	Option	That Have	That Have
	(#)	(#)		Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)

Alan Kessman	2,000	—		$25.63	10/20/2008	178,666(3,8)	$984,454
	20,090	—		$52.50	1/11/2009
	74,724	—		$57.75	1/11/2009
	5,000	—		$148.75	2/24/2010
	3,000	—		$73.75	12/5/2010
	11,478	—		$47.50	12/6/2011
	15,000	—		$5.50	7/30/2012
	8,000	—		$15.70	12/10/2013
	15,000	—		$47.00	12/8/2014
Howard B. Johnson	35,000	—		$38.80	3/18/2012	84,166(4,8)	$463,759
	7,249	—		$5.50	7/30/2012
	6,000	—		$15.70	12/10/2013
	7,500	2,500	(1)	$47.00	12/8/2014
Ann Lee Cahill	1,500	—		$47.10	1/7/2012	71,666(5,8)	$394,884
	2,000	—		$5.50	7/30/2012
	1,000	—		$15.70	12/10/2013
	4,125	1,375	(2)	$43.10	10/15/2014
	3,750	1,250	(1)	$47.00	12/8/2014
Meghan Fitzgerald(9)	—	—		—	—	53,500(6,8)	$294,785
Ivan King, Ph.D.	550	—		$30.31	1/29/2008	45,166(7,8)	$248,869
	1,400	—		$46.88	3/4/2009
	1,730	—		$60.63	5/20/2009
	6,000	—		$148.75	2/24/2010
	4,500	—		$73.75	12/5/2010
	5,358	—		$47.50	12/6/2011
	6,500	—		$5.50	7/30/2012
	4,000	—		$15.70	12/10/2013
	3,750	1,250	(1)	$47.00	12/8/2014

(1)	Options vest on December 8, 2008. This vesting schedule is accelerated in the event of a Change of Control, as defined in the Company’s 2003 Stock Option Plan.

(2)	Options vest on October 15, 2008. This vesting schedule is accelerated in the event of a Change of Control, as defined in the Company’s 2003 Stock Option Plan.

(3)	Includes the following restricted stock awards: 46,666 shares awarded on January 5, 2006 at a grant date fair value of $15.70 per share; 120,000 shares awarded on December 13, 2006 at a grant date fair value of $13.80 per share; and 12,000 shares awarded on March 12, 2007 at a grant date fair value of $17.00 per share.

(4)	Includes the following restricted stock awards: 22,166 shares awarded on January 5, 2006 at a grant date fair value of $15.70 per share; 57,000 shares awarded on December 13, 2006 at a grant date fair value of $13.80 per share; and 5,000 shares awarded on March 12, 2007 at a grant date fair value of $17.00 per share.

(5)	Includes the following restricted stock awards: 18,666 shares awarded on January 5, 2006 at a grant date fair value of $15.70 per share; 48,000 shares awarded on December 13, 2006 at a grant date fair value of $13.80 per share; and 5,000 shares awarded on March 12, 2007 at a grant date fair value of $17.00 per share.

(6)	Includes the following restricted stock awards: 16,000 shares awarded on January 10, 2006 at a grant date fair value of $19.20 per share; 36,000 shares awarded on December 13, 2006 at a grant date fair value of $13.80 per share; and 3,500 shares awarded on March 12, 2007 at a grant date fair value of $17.00 per share.

(7)	Includes the following restricted stock awards: 13,888 shares awarded on January 5, 2006 at a grant date fair value of $15.70 per share; 27,777 shares awarded on December 13, 2006 at a grant date fair value of $13.80 per share; and 3,500 shares awarded on March 12, 2007 at a grant date fair value of $17.00 per share.

(8)	Restricted common stock awards vest upon the earliest of (i) December 31, 2008 (for 2006 awards) or January 1, 2009 (for 2007 awards), (ii) a Change in Control, as defined in the Company’s 2005 Stock Incentive Plan, or (iii) the Company receiving approval of an NDA to market laromustine (Cloretazine® , VNP40101M).

(9)	Ms. Fitzgerald, our former vice president and chief business officer, resigned effective April 4, 2008. As such, Ms. Fitzgerald’s stock awards not vested shown in the table above were cancelled and the related stock-based compensation expense was reversed in 2008 as the conditions for vesting were not met.

Option Exercises and Stock Vested

During the year ended December 31, 2007, there were no exercises of stock options by our named executive officers and there were no vestings of stock (reflecting restricted common stock) for our named executive officers.

Pension Benefits

We do not sponsor any plans that provide for payments or other benefits at, following, or in connection with retirement, excluding a tax-qualified defined contribution plan.

Nonqualified Deferred Compensation

We currently do not sponsor any non-qualified defined contribution or other non-qualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

The following summaries set forth potential payments payable to our named executive officers upon termination of employment or a change in control of us under their current employment or severance agreements:

(i) Under the terms of our employment agreement, as amended, with Mr. Kessman, in the event that his employment is terminated by us for any reason other than cause or disability, or if he terminates for good reason, we are obligated (A) to pay him an amount equal to (a) two times his current base salary, (b) two times his average annual bonus for the prior two years, (c) two times the annual amounts for his personal insurance policies and (d) his deferred 2007 bonus, and (B) to continue payment of certain insurance costs on his behalf for a period of two years. Under this employment agreement, it shall constitute “good reason” for Mr. Kessman to terminate his employment and receive the amounts described above if there is a change in control and the

Company or its successors, as the case may be, fails to agree in writing to extend the expiration date of the employment agreement to the two-year anniversary of the change of control.

(ii) We entered into severance agreements with certain of our named executive officers, including Mr. Johnson, Ms. Cahill and Dr. King, pursuant to which each of these officers would be entitled to certain payments in the event such officer loses his or her employment during the twelve-month period following a “change in control,” as defined in the agreement. Specifically, if a “change in control” occurs, the officer shall be entitled to a lump sum severance payment equal to the sum of twelve months of the officer’s monthly base salary as in effect as of the date of termination or immediately prior to the change in control, whichever is greater, plus the average of the last two cash bonus payments made to the officer prior to the change in control. The officer would also be entitled to all payments necessary to provide him or her with group health insurance benefits substantially similar to those which he or she was receiving immediately prior to the date of termination until the earlier of 18 months after such termination or the date he or she has obtained new full-time employment. The foregoing amounts are not payable if termination of the officer is because of his or her death, by us for cause, or by the officer other than for good reason.

See also “Developments in 2008 relating to Executive Compensation” for a description of our new severance arrangement affecting the named executive officers.

The table below sets forth the estimated current value of payments and benefits to each of our named executive officers under the circumstances summarized above pursuant to these employment and severance agreements, as well as the value of accelerated unvested restricted stock and stock options that would immediately vest in the event of a change of control, as defined in the equity plan agreements. The amounts shown assume that the triggering events occurred on December 31, 2007 and do not include other benefits that are available to all salaried employees, such as accrued vacation.

			Value of
		Health and	Accelerated	Intrinsic Value
		Welfare	Unvested	of Accelerated
		Benefits	Restricted	Unvested Stock
Name	Severance	Continuation	Stock(1)	Options(2)	Total

Alan Kessman —
Change of control	$1,256,152	$75,856	$984,454	—	$2,316,462
Termination	$1,256,152	$75,856	—	—	$1,332,008
Howard B. Johnson —
Change of control	$347,178	$28,497	$463,759	—	$839,434
Ann Lee Cahill —
Change of control	$291,530	$27,059	$394,884	—	$713,472
Meghan Fitzgerald —
Change of control(3)	$284,788	$20,766	$294,785	—	$600,339
Ivan King, Ph.D. —
Change of control	$281,853	$22,436	$248,869	—	$553,157

(1)	Value of unvested restricted stock was calculated using the closing price of our common stock on December 31, 2007 ($5.51).

(2)	As the exercise prices of the unvested stock options exceeded the closing price of our common stock on December 31, 2007 ($5.51), there was no intrinsic value of accelerated unvested stock options at December 31, 2007.

(3)	Ms. Fitzgerald, our former vice president and chief business officer, resigned effective April 4, 2008.

Developments in 2008 relating to Executive Compensation

On July 17, 2008, we announced to employees that we had adopted a retention plan (the “Retention Plan”) covering each of our employees, including the named executive officers. Under the Retention Plan, which was approved by our board of directors and replaced the non-equity incentive compensation plan for our named executive officers that was in place for 2008 as of that time, each of our employees became entitled to a retention payment payable in three installments: (i) 20% paid on September 30, 2008, (ii) 30% to be paid on November 30, 2008, and (iii) 50% to be paid on January 31, 2009, subject only to the employee’s continuous employment with Vion through the applicable bonus payment date. The named executive officers’ retention payments under the Retention Plan are set forth below:

Name	Amount

Alan Kessman	$229,494	(1)
Howard B. Johnson	$108,000
Ann Lee Cahill	$100,000
Ivan King, Ph.D.	$75,000

(1)	Mr. Kessman’s target was not changed as to amount, but only as to the timing of payments adopted for all other employees.

Under the Retention Plan, each employee is now entitled to severance of a certain amount, if they are terminated without cause or following a change of control of the Company prior to December 31, 2009. While each of the named executive officers (other than the Mr. Kessman whose employment agreement already provides for severance upon either termination without cause or upon a change of control) are already party to Change of Control Severance Agreements with the Company, the Retention Plan also provides for severance, if the named executive officers are terminated without cause prior to December 31, 2009.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct that applies to our directors, officers and employees, as well as a Code of Ethics that applies to our chief executive officer and senior financial officers. The codes have been posted on our website, www.vionpharm.com.

PROPOSAL NO. 2
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

We are asking our stockholders to approve an amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 30,000,000 to 60,000,000. By unanimous written consent dated October 21, 2008, our Board of Directors adopted resolutions approving and authorizing the amendment and directing that the amendment be submitted to a vote of the stockholders at the 2008 Annual Meeting.

The Board determined that the amendment is in the best interests of the Company and its stockholders and unanimously recommends approval by the stockholders. If the proposed amendment is approved by the stockholders, the Board currently intends to file with the Secretary of State of the State of Delaware a Certificate of Amendment (the “Certificate of Amendment”) to our Restated Certificate of Incorporation, as amended (the “Restated Certificate”), reflecting such amendment as soon as practicable following stockholder approval. Attached to this Proxy Statement as Appendix A is the proposed Certificate of Amendment.

Our Restated Certificate currently authorizes the issuance of up to 30,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are currently issued and outstanding. The proposed amendment will not, if adopted, result in an increase in the number of authorized shares of preferred stock.

Of the 30,000,000 shares of common stock currently authorized, as of the close of business on September 30, 2008, there were 8,008,847 shares of common stock issued and outstanding. Furthermore, as of September 30, 2008, we have reserved 5,166,900 shares for possible future issuance:

•	an aggregate of 1,136,730 shares of common stock for issuance upon the exercise of outstanding warrants;

•	an aggregate of 3,124,998 shares of common stock for issuance upon the conversion of our outstanding convertible notes;

•	an aggregate of 399,645 shares of common stock for issuance upon the exercise of options outstanding under our stock option plans; and

•	an aggregate of 505,527 shares of common stock for issuance under our 2005 Stock Incentive Plan and under the Company’s Employee Stock Purchase Plan.

In addition, our payment of interest or make-whole premiums or payments on the notes under certain circumstances with shares of common stock will result in the issuance of additional shares of our common stock.

Each additional share of common stock will have the same rights and privileges as each share of currently authorized common stock.

The Board of Directors believes it is in the best interests of the Company to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning future business needs. The purposes for which additional authorized stock could be issued include, but are not limited to, general corporate purposes including funding the Company’s capital needs and corporate growth, corporate mergers and acquisitions, grants under employee stock plans, and purchases under the Company’s employee stock purchase plan. In addition, increasing the number of authorized shares would give the Company greater flexibility to pay interest on our 7.75% convertible senior notes in stock rather than cash should it so determine, the amount of which will vary depending on our stock price on the applicable interest payment date.

If Proposal No. 2 is approved and the number of authorized shares is increased, the Board of Directors will determine whether, when and on what terms the issuance of shares of common stock may be warranted without further action by the stockholders unless such action is required by applicable law. Stockholders do not have pre-emptive rights with respect to the issuance of additional shares of common stock. We currently have no arrangements, commitments or understandings with respect to the sale or issuance of any additional shares of common stock, except in connection with the options outstanding, future grants under the Company’s Stock Incentive Plan, and our convertible notes and warrants issued in private placements in 2004 and 2007.

Except in certain cases such as a stock dividend, the issuance of additional shares of common stock would have the effect of diluting the voting power and ownership of existing stockholders. In addition, another effect of the approval of this proposal, although not a factor in the Board of Directors’ decision to propose the amendment, may be to enable the Board to issue shares of common stock in a manner that might have the effect of discouraging or making it more difficult for a third party to obtain control of the Company by means of a merger, tender offer, proxy contest or other similar approach.

Vote Required

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required for the adoption of this proposal. An abstention from voting by a stockholder present in person and broker non-votes will have the same effect as a vote “against” the proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2 — AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2008, and has further directed that management submit the selection of independent auditors for ratification by stockholders at the annual meeting. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection were ratified, the Board of Directors at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young LLP has audited the Company’s financial statements since 1995. A representative of the firm of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP, our independent registered public accountants, in 2007 and 2006:

	Years Ended December 31,
	2007		2006
		% Approved		% Approved
		by the Audit		by the Audit
	Fees	Committee	Fees	Committee

Audit fees(1)	$202,013	100%	$182,088	100%
Audit related fees(2)	63,547	100%	—	—
Tax fees(3)	40,554	100%	30,341	100%
All other fees(4)	1,515	100%	1,515	100%

Total	$307,629		$213,944

(1)	Represents fees for the audit of our annual consolidated financial statements, review of the consolidated financial statements included in our Forms 10-Q and other audit services including the provision of consents and the review of documents filed with the SEC. The fees for 2007 include $61,087 of accrued audit fees for the 2007 year-end audit that were not billed until 2008. The fees for 2006 include $50,263 of accrued audit fees for the 2006 year-end audit that were not billed until 2007.

(2)	Represents fees billed for accounting consultations and transaction reviews.

(3)	Represents fees billed for tax compliance services and transaction reviews.

(4)	Represents a subscription fee for an online accounting research database.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee of our Board of Directors is responsible, among other matters, for the oversight of the external auditor. The Audit Committee has adopted a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accountants (the “Policy”).

Under the Policy, proposed services either (i) may be pre-approved by the Audit Committee without consideration of specific case-by-case services as “general pre-approval”; or (ii) require the specific pre-approval of the Audit Committee as “specific pre-approval”. The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The Policy sets out the audit, audit-related, tax and other services that have received the general pre-approval of the Audit Committee, including those described in the footnotes to the table, above; these services are subject to annual review by the Audit Committee. All other audit, audit-related, tax and other services must receive a specific pre-approval from the Audit Committee.

The Audit Committee establishes budgeted fee levels annually for each of the four categories of audit and non-audit services that are pre-approved under the Policy, namely, audit, audit-related, tax and other services. Requests or applications to provide services that require specific approval by the Audit Committee are submitted to the Audit Committee by both the external auditor and the chief financial officer. At each regular meeting of the Audit Committee, the external auditor provides a report in order for the Audit Committee to review the services that the external auditor is providing, as well as the status and cost of those services.

Vote Required

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the ratification of this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker will not have authority to vote your shares. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT AUDITORS” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address be delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Corporate Secretary, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511. We will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Stockholder Proposals for the 2009 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting in 2009 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company’s Corporate Secretary no later than June 1, 2009. Proposals should be sent by certified mail, return receipt requested to Corporate Secretary, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

Stockholder proxies obtained by our Board of Directors in connection with our 2009 Annual Meeting will confer on the proxies discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to our Secretary before August 10, 2009. Notices of intention to present proposals at the 2009 Annual Meeting should be sent by certified mail, return receipt requested to Corporate Secretary, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. However, if any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy, to the extent entitled, on those matters in accordance with their best judgment. Whether or not you expect to attend the annual meeting, the prompt return of your proxy in the enclosed envelope, or your vote by telephone or on the Internet, will be appreciated.

On behalf of the Board of Directors
Karen Schmedlin
Secretary

November 6, 2008

APPENDIX A

CERTIFICATE OF AMENDMENT TO
THE RESTATED CERTIFICATE OF INCORPORATION OF
VION PHARMACEUTICALS, INC.

VION PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:

FIRST: On October 21, 2008, by unanimous written consent of the Board of Directors of the Corporation pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration. The proposed amendment to the Corporation’s Restated Certification of Incorporation is set forth below.

SECOND: The first paragraph of Article FOURTH of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

“FOURTH: Authorization, Designation and Amount. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 65,000,000 shares, consisting of (a) 60,000,000 shares of common stock, par value $.01 per share (the “Common Stock”) and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). The powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of the Preferred Stock shall be set forth in this Article FOURTH.”

THIRD: Pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation for consideration at the annual meeting of stockholders held on December 10, 2008 and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

In Witness Whereof, the undersigned has signed this Certificate and affirms, under penalty of perjury that the Certificate is the act and deed of the Corporation and the facts stated herein are true.

Date:

Alan Kessman
Chief Executive Officer

A-1

APPENDIX B

VION PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 10, 2008

Alan Kessman and Karen Schmedlin, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of common stock of Vion Pharmaceuticals, Inc. held of record by the undersigned on October 17, 2008, at the 2008 Annual Meeting of Stockholders to be held at 9:30 a.m., local time, on Wednesday, December 10, 2008 at the offices of Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, or any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 and 3.

(Continued And To Be Signed On Reverse Side.)

☒  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.

	For	Withhold	For All
	All Nominees	All	Except

1. Nominees for the Board of Directors:	[ ]	[ ]	[ ]
1) William R. Miller
2) George Bickerstaff
3) Alan Kessman
4) Kevin Rakin
5) Alan C. Sartorelli, Ph.D.
6) Ian Williams, D. Phil.
7) Gary K. Willis

When you mark “For All Except,” write the nominee(s)’ number(s) on the line below:

	FOR	AGAINST	ABSTAIN

2. Amendment to Certificate of Incorporation, as amended, to Increase Authorized Shares of Common Stock from 30 million shares to 60 million shares:	[ ]	[ ]	[ ]

	FOR	AGAINST	ABSTAIN

3. Ratification of Ernst & Young LLP as the Company’s Independent Auditors:	[ ]	[ ]	[ ]

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The shareholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and Annual Report, each of which has been furnished herewith. Please sign, date and return this proxy card promptly using the enclosed envelope.

SIGNATURE:

SIGNATURE, IF HELD JOINTLY:

DATED:           , 2008

Important: Please sign exactly as name appears above. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

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